                         GROUND ROUND RESTAURANTS, INC.


          SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 23, 1996

          The Special Meeting in Lieu of the Annual Meeting of Shareholders of Ground Round Restaurants, Inc. (the "Company") will be held on Tuesday, January 23, 1996, at 10:00 a.m., Eastern Standard Time at the Ground Round Restaurant, located at Prudential Ct., 800 Boylston Street, Boston, Massachusetts or any adjournment or postponement thereof (the "Special Meeting") for the following purposes:

          1.   To elect seven (7) directors.

          2. To consider and act upon a proposal to approve the Amended and Restated 1989 Stock Option Plan.


         Only holders of record of Common Stock of the Company at the close of business on December 18, 1995 will be entitled to notice of and to vote at the Special Meeting. Please sign, date and mail the enclosed form of proxy so that your shares may be represented at the Special Meeting if you are unable to attend and vote in person.

                                     By Order of the Board of Directors


                                     Robin L. Moroz
                                     Secretary

Braintree, Massachusetts
December 20, 1995

                         GROUND ROUND RESTAURANTS, INC.

                                 PROXY STATEMENT

          SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 23, 1996

         This Proxy Statement and the enclosed form of proxy (the "Proxy Card") are being furnished in connection with the solicitation by and on behalf of the Board of Directors of Ground Round Restaurants, Inc. (the "Company") of proxies for use at the Special Meeting in Lieu of the Annual Meeting of Shareholders of the Company to be held, pursuant to the accompanying Notice of Special Meeting, on Tuesday, January 23, 1996, and at any adjournments or postponements thereof (the "Special Meeting").

         At the Special Meeting, holders of shares of Common Stock (the "Common Stock") of the Company (the "Shareholders") will be asked:

         1.     To elect seven (7) directors.

         2. To consider and act upon a proposal to approve the Amended and Restated 1989 Stock Option Plan.

         Shareholders are requested to complete, sign, date and promptly return the Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Special Meeting in accordance with instructions contained therein. If the Proxy Card is signed and returned without instructions, the shares will be voted FOR election of each nominee for director named herein (Proposal No. 1) and FOR approval of the Company's Amended and Restated 1989 Stock Option Plan (Proposal No. 2). A Shareholder who so desires may revoke his/her proxy at any time before it is voted at the Special Meeting by delivering written notice to the Company (Attention: Secretary), by duly executing a proxy bearing a later date or by casting a ballot at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

         The Company's principal executive offices are located at 35 Braintree Hill Office Park, Braintree, Massachusetts 02184-9078. This Proxy Statement and the Proxy Card are first being sent to shareholders on or about December 21, 1995.

                               THE SPECIAL MEETING

DATE, TIME AND PLACE

         The Special Meeting will be held on January 23, 1996, at 10:00 a.m., Eastern Standard Time, at the Ground Round Restaurant located at Plaza 19 - Prudential Ct., 800 Boylston Street, Boston, Massachusetts.

RECORD DATE, SHARES OUTSTANDING AND ENTITLED TO VOTE

         The Board of Directors has fixed the close of business on December 18, 1995 as the record date (the "Record Date") for determining Shareholders entitled to notice of and to vote at the Special Meeting. Each such Shareholder will be entitled to one vote for each share of Common Stock held on all matters to come before the Special Meeting and may vote in person or by proxy authorized in writing. As of the Record Date, there were approximately 11,173,427 shares of Common Stock outstanding and entitled to vote, with each share entitled to one vote.

REQUIRED VOTES

         A plurality of the votes cast by the holders of the shares of Common Stock present in person or represented by proxy at the Special Meeting is required for the election of a nominee for director. Only shares of Common Stock that are voted in favor of a nominee will be counted toward that nominee's achievement of a plurality. Shares of Common Stock held by Shareholders present in person at the Special Meeting that are not voted for a nominee or shares by Shareholders represented at the Special Meeting by proxy from which authority to vote for a nominee has been properly withheld (including broker non-votes) will not be counted toward that nominee's achievement of a plurality.

         The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Special Meeting is required for approval of the Amended and Restated 1989 Stock Option Plan. With respect to a broker non-vote on this matter, the shares will not be considered present at the Special Meeting for this particular matter and (since it will not be counted in respect of the matter) the broker non-vote will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote for the matter by reducing the total number of shares from which the majority is calculated. Shares represented by proxies which are marked "abstain" for this matter will have the same effect as a vote against such matter.

VOTING AND REVOCATION OF PROXIES

         Shareholders are requested to complete, sign, date and promptly return the Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Special Meeting in accordance with the instructions contained therein. If the Proxy Card is signed and returned without instructions, the shares will be voted FOR election of each nominee for director named herein and FOR approval of the Amended and Restated 1989 Stock Option Plan.

         Any Proxy Card signed and returned by a Shareholder may be revoked at any time before it is voted at the Special Meeting by delivering written notice to the Company (Attention: Secretary), by duly executing a proxy bearing a later date or by casting a ballot at the Special Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The Company's By-laws provide that the number of directors that shall constitute the Board of Directors shall be determined by the Board of Directors from time to time, but in no event shall the number of directors be less than three. The Company's Board of Directors has currently set the number of directors at seven.

          It is the intention of the persons named as proxies in the accompanying Proxy Card (unless authority to vote therefor is specifically withheld) to vote for the election of the persons named in the following table, all of whom are now directors of the Company, except for Fred H. Beaumont, Jr. and Allan D. Weingarten, to serve for the ensuing year and until their successors are elected and qualified. In the event that any of the nominees becomes unavailable (which is not now anticipated by the Company), the persons named as proxies have authority to vote for such substitute nominees as the Board of Directors of the Company may propose. The Board of Directors has no reason to believe that any of said persons will be unwilling or unable to serve if elected. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" for information regarding the beneficial ownership of Common Stock of each of the nominees for director.

                                                                  Director
                  Name                         Age                 Since
                  ----                         ---                --------
         Daniel R. Scoggin                     58                   1991

         John A. Mistretta (1)                 49                   1995

         Christian R. Guntner (1)              41                   1995

         Joseph Schollenberger                 69                   1995

         James R. Olson                        54                   1995

         Fred H. Beaumont, Jr.                 58                    --

         Allan D. Weingarten                   58                    --

______________
(1) Messrs. Mistretta and Guntner have been nominated to serve as directors by the Company under the terms of a Stockholder Agreement dated August 1, 1991 between the Company and JUSI Holdings, Inc. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

         MR. SCOGGIN has been the Chairman of the Board, President and Chief Executive Officer of the Company since July 21, 1995 and prior thereto was interim Chairman of the Board, President and Chief Executive Officer of the Company from April 1, 1995. He was the founder and former President and Chief Executive Officer of TGI Friday's, Inc. until November 1986 and prior to joining the Company served as a consultant for several restaurant concepts and founded Bison Group, a developer of foodservice and entertainment concepts. Mr. Scoggin is a director of Roasters Corp.

         MR. MISTRETTA has been Group Vice President of U.S. Industries, Inc. since May 1995. He was Chairman and Chief Executive Officer of Marine Harvest International, Inc. from October 1992 through April 1995 and Chairman of the Recreation/Leisure Group of Hanson Industries from March 1989 to October 1992.

         MR. GUNTNER has been Senior Vice President of Corporate Development of U.S. Industries, Inc. since May 1995. He was Executive Vice President and Chief Operating Officer of Publicker Industries, Inc. from July 1990 through March 1995, Vice President of Vornado, Inc. from February 1990 to July 1990.

         MR. SCHOLLENBERGER has been Vice President of GSB Holdings, Inc. and GSB, Inc. and Executive Vice President and Chief Operating Officer of its parent company, Great South Beach Improvement Co., since January 1994. From 1980 to 1994, he was associated with Able Fab Co. in various executive capacities.

         MR. OLSON was President of the Transportation Sector from December 1992 to July 1995 and President of the Van Group from March 1987 to December 1992 of Schneider National, Inc. and has been a private investor since July of 1995. Mr. Olson is a director of Schneider National, Inc.

         MR. BEAUMONT, JR. has been the President, Director and sole stockholder of Fritz Beaumont, CPA firm, from September 1971 to the present and became a principal of Balukoff, Lindstrom & Co., P.A. in July 1995.

         MR. WEINGARTEN was a Partner of Ernst & Young, LLP in New Jersey from 1972 through September of 1995 and since that time has been a business consultant and private investor.

         The Board of Directors recommends that the Shareholders vote FOR the election of each nominee for director named above.

                                 PROPOSAL NO. 2

             APPROVAL OF 1989 AMENDED AND RESTATED STOCK OPTION PLAN

         At the Meeting, Shareholders will be asked to consider and act upon a proposal to amend and restate the Company's 1989 Stock Option Plan (the "Prior Plan"). The Prior Plan provided for the issuance of the Company's Common Stock through grants of incentive stock options or non-qualified stock options to officers and other key employees of the Company.

         On October 11, 1995 the Company's Compensation Committee adopted and the Board of Directors approved an amended and restated version of the Prior Plan (the "Amended 1989 Plan"). The purpose of the amendments are to conform the Prior Plan to that of the Company's 1992 Equity Incentive Plan (the "1992 Plan") so that such plans contain substantially the same provisions. The Amended 1989 Plan is subject to Shareholder approval. If approval of the Amended 1989 Plan is obtained, the provisions of the Amended 1989 Plan will supersede the provisions of the Prior Plan, except for those options previously granted under the Prior Plan. If Shareholder approval of the Amended 1989 Plan is not obtained, the Prior Plan will remain in full force and effect and awards will continue to be made under the Prior Plan, in accordance with its terms.

         As of December 12, 1995, a total of 369,513 stock options have been granted under the Prior Plan. There are options currently outstanding that have exercise prices which range from $2.1875 per share to $7.00 per share. There have been 161,546 shares issued pursuant to the exercise of such options. The closing market price of the shares of Common Stock underlying the options as of December 12, 1995, was $2.3125 per share. The number of stock options that will be awarded to the Company's Chief Executive Officer, the other named executive officers or any other eligible person pursuant to the Amended 1989 Plan are not currently determinable.

         Like the Prior Plan which it will supersede, the primary purpose of the Amended 1989 Plan is to enable the Company to attract, retain and motivate its officers and other key employees and to enable them to participate in the long-term growth of the Company by providing for or increasing their proprietary interests in the Company and to help the Company achieve its long-range goals by aligning the interests of the Company's key employees with its shareholders. The following description of the Amended 1989 Plan is not intended to be complete and is qualified in its entirety by the complete text of the Amended 1989 Plan set forth in Appendix A to this Proxy Statement.

DESCRIPTION OF THE AMENDED 1989 PLAN

         The principal affect of the Amended 1989 Plan on the Prior Plan is to conform the Prior Plan to the 1992 Plan so that both plans contain substantially the same provisions. Certain material provisions of the Amended 1989 Plan are as follows:

         A. The Amended 1989 Plan will make available shares of the Company's Common Stock issuable pursuant to stock appreciation rights, performance stock units or awards of restricted shares of the Company's Common Stock granted pursuant to the Plan in addition to stock options (collectively, an "Award" or "Awards").

         B. An aggregate of 575,000 shares (less any shares that are issued or issuable upon the exercise of options granted under the Company's 1982 Stock Option Plan or the Company's 1987 Stock Option Plan), shall be authorized under the Amended 1989 Plan. Appropriate equitable adjustments in the number and kind of shares subject to outstanding and future Awards will be made by the Compensation Committee to reflect stock dividends, recapitalization, reorganizations, mergers, acquisitions, etc., as more fully described below and in the Amended 1989 Plan. If any Award in respect of shares of Common Stock under the Amended 1989 Plan (or any option granted under the Company's 1982 Stock Option Plan or the Company's 1987 Stock Option Plan) expires or is terminated before exercise or is forfeited for any reason, without a payment in the form of stock being made to the Participant (as defined in the Amended 1989 Plan), the shares of Common Stock subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Amended 1989 Plan.

         C. A Committee of the Board of Directors (the "Committee") shall administer the Amended 1989 Plan. The Committee has the authority, subject to the terms of the Amended 1989 Plan, to determine the individuals to whom and the time or times at which awards may be granted and to determine the terms and conditions of any Award granted thereunder, including the price, expiration dates and other material conditions upon which Awards may be made. Subject to certain provisions of Amended 1989 Plan, the Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Amended 1989 Plan as its shall from time to time consider advisable, to interpret the provisions of the Amended 1989 Plan and any Award, and to decide all disputes arising in connection with the Amended 1989 Plan.

         D. The Committee shall consist of not less than two "disinterested persons," as defined under Rule 16(b)-3 of the Securities Exchange Act of 1934, as amended (the "Act").

         E. The Committee may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without Shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirements for exemptive relief under Section 16(b) of the Act, or any successor provision.

         F. In the event that the Committee determines in its sole discretion that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Amended 1989 Plan to Participants, the Committee shall have the right to adjust equitably any or all of (i) the number and kind of shares of stock or securities in respect of which Awards may be made under the Amended 1989 Plan to Participants, (ii) the number and kind of shares subject to outstanding Awards held by Participants, and (iii) the award, exercise or conversion price with respect to any of the foregoing held by Participants, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award held by a Participant, provided that the number of shares subject to any Award shall always be a whole number.

         G. All employees of the Company, including any director who is an employee of the Company, shall be eligible to participate in the Amended 1989 Plan.

         H. In the event of a change in control, (as defined in the Amended 1989 Plan of the Company), the Committee, in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions with respect to any such change of control: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provisions as the Committee may consider equitable and in the best interests of the Company.

         I. The Committee may amend, modify or terminate any outstanding Award held by a Participant, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, converting an Incentive Stock Option to a Non-Qualified Stock Option, and modifying or waiving the restrictions with respect to any Restricted Stock, provided that the Participant's consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

         J. Unless sooner terminated by the Board, the Amended 1989 Plan will terminate on November 26, 1999. No Awards may be made after termination of the Amended 1989 Plan, but then outstanding Awards may extend beyond such termination date.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the Federal income tax consequences to Participants in the Amended 1989 Plan and to the Company, based upon current provisions of the Code and regulations and rulings thereunder, and does not address the consequences under any other applicable tax laws.

         INCENTIVE STOCK OPTIONS. Some of the options granted under the Amended 1989 Plan may constitute "Incentive Stock Options ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Under present federal tax regulations, there will be no Federal income tax consequences to either the Company or an optionee upon the grant of an ISO, nor will an optionee's exercise of an ISO result in Federal income tax consequences to the Company. Although an optionee will not realize ordinary income upon his exercise of an ISO, the excess of the fair market value of the Common Stock acquired at the time of exercise over the option price may constitute an adjustment in computing alternative minimum taxable income under Section 56 of the Code, and, thus, may result in the imposition of the "alternative minimum tax" pursuant to Section 55 of the Code on the optionee. If an optionee does not dispose of Common Stock acquired through an ISO within the longer of two years from the date of grant or one year of the ISO's date of exercise ("Required Holding Period"), any gain realized upon a subsequent disposition of Common Stock will constitute long-term capital gain to the optionee. If an optionee disposes of Common Stock before the end of the Required Holding Period, an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise over the option price or (ii) the actual gain realized upon such disposition will constitute ordinary income to the optionee in the year of the disposition. If the amount realized upon such disposition of the stock exceeds the fair market value of the stock on the date of exercise, the excess will be treated as short-term or long-term capital gain, depending on the applicable holding period or the disposition date (provided that such stock was held by the employee as a capital asset at such time). The Company will receive a deduction in an amount equal to the amount constituting ordinary income to an optionee.

         NON-QUALIFYING STOCK OPTIONS. Certain stock options which do not constitute ISOs ("Non-Qualifying Options") may be granted under the Amended 1989 Plan. Under present Federal income tax regulations, there will be no Federal income tax consequences to either the Company or the optionee upon the grant of a Non-Qualifying Option. However, the optionee will realize ordinary income upon the exercise of a Non-Qualifying Option in an amount equal to the excess of the fair market value of the Common Stock acquired upon the exercise of such option over the option price, and the Company will receive a corresponding deduction. The gain, if any, realized upon a subsequent disposition of such Common Stock will constitute short-term or long-term capital gain, depending on the optionee's holding period.

         RESTRICTED STOCK. Unless an election is made by a Participant under
Section 83(b) of the Internal Revenue Code within 30 days after the date of an award of Restricted Stock, a Participant who receives an award of Restricted Stock will recognize taxable income as of the date on which the restrictions of the Restricted Stock lapse in the amount of the fair market value of the stock at that time. A Participant may elect under Section 83(b) of the Code within 30 days after the date of an award of Restricted Stock to report as taxable income in the year the Restricted Stock is awarded an amount of ordinary income equal to the Restricted Stock's fair market value at that time. If such an election is made, the electing Participant is not required thereafter to report any further compensation income upon lapse of the restrictions on the Restricted Stock covered by the election.

         Subject to the provisions of Section 162(m) of the Internal Revenue Code of 1986, the Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the Participant. Dividends paid on Common Stock awarded under the Amended 1989 Plan are generally treated as additional compensation before the restrictions lapse, but are treated as true dividends after the restrictions lapse (or after a Section 83(b) election is timely made). Dividends are not deductible by the Company.

         If a Participant forfeits an award of Restricted Stock and no Section 83(b) election has been made, a Participant will not recognize any income or loss. If a Participant forfeits Common Stock for which a Section 83(b) election has been made, no loss or deduction is allowed with respect to the amount previously included in income as a result of the Section 83(b) election.

         Participant will recognize gain or loss upon the disposition of their stock equal to the difference between (1) the amount realized on such disposition and (2) the ordinary income recognized with respect to their stock under the principles set forth above. That gain or loss will be recognized as long or short-term capital gain or loss depending on whether the Restricted Stock was held for more than one year.

RECOMMENDATION

         The Board of Directors recommends that the Shareholders vote FOR the approval of the 1989 Amended and Restated Stock Option Plan described above.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

         The Board of Directors currently has formed the following committees:

         (a) Compensation Committee, consisting of David J.P. Meachin, John A. Mistretta and James R. Olson. The function of the Compensation Committee is to review compensation paid to the Company's officers and employees and administer the Company's stock option and equity incentive plans.

         (b) New Restaurant Committee, consisting of J. Eric Hanson, Daniel R. Scoggin and Joseph Schollenberger, whose function is to review, and approve where appropriate, commitments for new Company-operated restaurants and sales of divestiture locations.

         (c) Audit Committee, consisting of John A. Mistretta, David J.P. Meachin and James R. Olson. The function of the Audit Committee is to provide assistance to the Company's directors in fulfilling their responsibility to the Company's shareholders, potential shareholders and the investment community relating to corporate accounting, audit procedures, reporting practices of the Company and the quality and integrity of the Company's financial reports, and to facilitate the maintenance of free and open means of communication between the Company's directors, independent auditors, internal auditors and financial management.

         (d) Nominating Committee, consisting of Daniel R. Scoggin, J. Eric Hanson and Christian R. Guntner, whose function is to nominate candidates for election to the Board of Directors. In carrying out its responsibilities, the Nominating Committee will consider only candidates nominated in accordance with the procedures set forth in Article II, Section 9 of the Company's By-laws. Nominations of persons to serve on the Company's Board of Directors may be made at the Special Meeting by or at the direction of the Board of Directors or by any shareholder of record as of the date such shareholder gives a Nomination Notice (as hereinafter defined) to the Company who is entitled to vote in the election of directors and who complies with the notice procedures contained in
Article II, Section 9 of the Company's By-laws. Nominations by a shareholder must be in writing (a "Nomination Notice") and delivered to or mailed and received by the Company's Secretary not less than 60 and not more than 90 days prior to the Special Meeting if at least 70 days' notice or prior public disclosure of the date of the Special Meeting is given or made to the Company's shareholders, or not later than the close of business on the tenth day following the day on which such notice or disclosure was given or made if less than 70 days' notice or disclosure was provided. Any Nomination Notice must provide the information concerning the nominee or nominees and the shareholder required by the By-laws. A shareholder may obtain a copy of the Company's By-laws by making a written request to the Company's Secretary, 35 Braintree Hill Office Park, Braintree, MA 02184-9078.

         During fiscal 1995, the Board of Directors of the Company met ten times, the Compensation Committee met one time, the New Restaurant Committee met four times, the Audit Committee met four times and the Nominating Committee did not meet. Each of the directors attended at least 75 percent of the meetings of the Board of Directors held during the period that he served during fiscal 1995, except for Thomas J. Russo (former Director), Joseph Schollenberger and John A. Mistretta who had attendance averages of 71%, 67% and 60%, respectively. Each of the directors attended at least 75 percent of the meetings of all committees on which he served that were held in fiscal 1995 during the period that he served.

COMPENSATION OF DIRECTORS

         Each of the directors of the Company, other than directors who are officers or employees of the Company or The Ground Round, Inc. ("Ground Round") or of U.S. Industries, Inc. ("USI") or its affiliates, receives an annual fee of $12,000 for serving as a director. In addition, under the Company's 1992 Equity Incentive Plan, each director of the Company, excepting any officer or employee of the Company or Ground Round and any director who is an officer or an employee of USI, receives an option to purchase 2,000 shares of Common Stock of the Company when he is first elected a director of the Company and an option to purchase 1,000 shares of Common Stock of the Company as of the date of each meeting of shareholders at which the director is re-elected. These options are immediately exercisable at a purchase price equal to the closing price of a share of the Company's Common Stock on the NASDAQ/NMS on the date the option is granted and have a five-year term. During fiscal year 1995, during the time that each was a director, Messrs. Meachin, Moss and Scoggin each received an option to purchase 1,000 shares of Common Stock at an exercise price of $5.50 per share upon the date of re-election as a director. Mr. Scoggin also received an option to purchase 175,000 shares of common stock at a purchase price of $4.00 per share upon his election as Chairman of the Board, President and Chief Executive Officer on July 21, 1995. Mr. Schollenberger received an option to purchase 2,000 shares of Common Stock at an exercise price of $4.00 per share upon his election to the Board on July 18, 1995. Mr. Olson received an option to purchase 2,000 shares of Common Stock at an exercise price of $3.75 per share upon his election to the Board on September 7, 1995.

         In August 1991, Ground Round entered into an agreement with J. Eric Hanson, a director of the Company and its former Chief Executive Officer and Vice Chairman, pursuant to which he will be employed by the Company and Ground Round on a part-time basis for a period of five years through September 26, 1996, currently to provide advice in connection with the Company's ongoing commercial banking relationships. In consideration for his services, Mr. Hanson received $12,000 in fiscal 1995 and continues to be eligible to participate in the Company's stock option and equity incentive plans but is not entitled to receive directors' fees.

EXECUTIVE OFFICERS

         Set forth below is certain information as of the date of this Proxy Statement concerning the executive officers of the Company who have been elected to hold office for such terms as may be prescribed by the Board, and unless sooner removed under the Bylaws of the Company, or until their successors are duly elected and qualified. The executive officers of the Company are as follows:

NAME                              AGE             POSITION
----                              ---             --------
Daniel R. Scoggin                 58              Chairman of  the Board, President and
                                                  Chief Executive Officer

Michael R. Jorgensen              43              Sr. Vice President, Chief  Financial
                                                  Officer and Treasurer

William C. Schoener               44              Sr. Vice President - Division Operations

Warren C. Hutchins                51              Vice President - Purchasing & Distribution

Robin L. Moroz                    39              Vice President - General Counsel

         Daniel R. Scoggin's current positions with the Company are described above. For further information concerning Mr. Scoggin, see "ELECTION OF DIRECTORS".

         Michael R. Jorgensen has served as Vice President, Chief Financial Officer and Treasurer of the Company and Ground Round since June 1993 and was appointed Senior Vice President in September 1993. He was Vice President, Finance - Middle East of Alghanim Industries, the largest consumer products distributor in Kuwait, from March 1992 to April 1993. Prior to that, Mr. Jorgensen was Vice President and Chief Financial Officer of the Company (then known as International Proteins) from May 1988 to September 1991.

         William C. Schoener has served as Senior Vice President of Division Operations of the Company since September 1993. He was Divisional Vice President of the Company and Ground Round since September 1991 and January 1989, respectively. He was a Director of Operations of Ground Round from June 1986 through December 1988.

         Warren C. Hutchins has served as Vice President, Purchasing and Distribution of the Company and Ground Round since September 1991 and August 1986, respectively. He was Secretary of Ground Round from March 1990 through February 1991.

         Robin L. Moroz has served as Vice President, General Counsel and Secretary of the Company since December 1994. She was Corporate Attorney to Ground Round from August 1989 and since October 1991 has served as Assistant General Counsel of the Company.

                  EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS

                           SUMMARY COMPENSATION TABLE

         The following Table sets forth all compensation paid to, deferred or accrued for the benefit of the Company's Chief Executive Officers during fiscal year 1995 and of all other executive officers of the Company (the "named executive officers") who earned total annual salary and compensation for fiscal year 1995 exceeding $100,000. Except as disclosed below, no executive officer of the Company had a total annual salary and bonus for fiscal year 1995 exceeding $100,000.

                                                    Annual Compensation       Long-Term Compensation
                                                   ---------------------     ----------------------------
                                                                                               Securities
                                                                                                 Under-
                                                                              Restricted         Lying
                                                                                 Stock          Options/      All Other
                                        Fiscal       Salary         Bonus       Award(s)          SARs       Compensation
                                         Year         ($)            ($)          ($)              ($)            ($)
                                        ------    -----------     --------    ----------       ----------    ------------

Daniel R. Scoggin                        1995     $152,083(1)     $      0     $      0        176,000(6)     $      0
Chairman of the Board, President         1994            0               0            0              0               0
and Chief Executive Officer              1993            0               0            0              0               0

Michael P. O'Donnell                     1995      137,500(2)            0            0              0         722,599(8)
Chairman of the Board, President         1994      275,000         137,500            0              0          11,775(7)
and Chief Executive Officer              1993      235,000         117,500      273,600(5)     103,700          10,575(7)

Peter J. Beaudrault                      1995      138,100(4)            0            0              0           5,959(7)
Executive Vice President                 1994      130,000          69,033            0              0          18,255(7)
                                         1993       92,500(3)       23,125            0         23,610          15,000(9)

Michael R. Jorgensen                     1995      130,000               0            0              0           5,716(7)
Senior Vice President, Chief             1994      130,000          69,033            0                          4,642(7)
Financial Officer and President          1993       37,902(3)       16,250            0         47,500           1,167(7)

William C. Schoener                      1995      120,000               0            0              0           5,304(7)
Senior Vice President of                 1994      120,000          65,283            0              0           5,000(7)
Division Operations                      1993       92,500          38,192            0         23,610           3,921(7)

____________
(1) Includes compensation received by Mr. Scoggin from April 1, 1995 through July 20, 1995 as interim Chairman, President and Chief Executive Officer. Commencing July 21, 1995, Mr. Scoggin was elected to serve as Chairman, President and Chief Executive Officer of the Company and received compensation pursuant to the terms of his employment agreement with the Company. See "Employment Agreements".
(2) Mr. O'Donnell resigned as Chairman, President and Chief Executive Officer and as an employee of the Company effective March 31, 1995.
(3) Messrs. Beaudrault and Jorgensen were employed by the Company commencing in April 1992 and June 1993, respectively.
(4) Mr. Beaudrault resigned as Executive Vice President of the Company and as an employee of the Company effective September 1, 1995.
(5) In February 1993, Mr. O'Donnell was granted 30,000 shares of restricted stock, the value of which on the date of grant is shown in the table. The shares were originally scheduled to vest equally over a three-year period. However, per Mr. O'Donnell's Separation Agreement, the entire grant became automatically vested upon his termination of employment. The value of the 30,000 shares as of October 1, 1995 was $110,625 based on the fair market value of the Company's Common Stock which was $3.6875 per share (the last reported sale price for a share on the NASDAQ National Market System on September 29, 1995). Such value has not been discounted to account for any required holding period.
(6) Includes 175,000 options Mr. Scoggin received pursuant to the terms of his employment agreement with the Company and 1,000 options received on March 31, 1995 for regular service as a director, prior to becoming Chairman of the Board, President and Chief Executive Officer. See "Employment Agreements".
(7) Represents the amount of the Company's contributions to the non-qualified Deferred Compensation Plan made on behalf of the named executive officers.
(8) Represents the amount of the Company's contributions to the non-qualified Deferred Compensation Plan of $8,250 plus $714,349 pursuant to Mr. O'Donnell's Separation Agreement. The Separation Agreement provided for $550,000 representing two years of salary, $10,577 unused vacation pay, $22,917 accrued salary through April, $130,280 representing the in-the-money value of Mr. O'Donnell's 110,852 vested stock options and $575 representing a portion of April's car allowance. See "Separation Agreement."
(9) The Company agreed to pay Mr. Beaudrault $30,000 when he joined the Company, one-half of which was paid in fiscal 1993 and one-half of which was paid in fiscal 1994. The remaining $3,255 received by Mr. Beaudrault in fiscal 1994 represents the amount of the Company's contribution to the Deferred Compensation Plan made on his behalf.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

      EMPLOYMENT AGREEMENTS. The Company has entered into an employment agreement (the "agreement") with Daniel R. Scoggin, effective July 21, 1995 and amended effective August 18, 1995 under which Mr. Scoggin has agreed to serve the Company as Chairman of the Board, President and Chief Executive Officer for a term commencing upon July 21, 1995 and extending until July 20, 1998. The agreement will be automatically renewed on each July 21 thereafter for an additional year, unless, not later than 90 days prior to each July 21, either party gives notice to the other that it or he wishes to terminate the agreement.

      Under the agreement, Mr. Scoggin is entitled to compensation consisting of
(i) a base salary of $350,000 per annum, and (ii) an annual bonus commencing in the Company's 1996 fiscal year. For fiscal 1995, the 1995 Corporate Employee Incentive Plan (the "Incentive Plan") was in place for Mr. Scoggin. See :Compensation Committee Report on Executive Compensation - Bonus Plan". For the time period from April 1, 1995 through July 20, 1995, during which Mr. Scoggin was interim Chairman, President and Chief Executive Officer, his monthly salary was $22,917. Mr. Scoggin was granted on July 21, 1995 stock options to purchase 175,000 shares of common stock of the Company in accordance with the terms of the Company's 1992 Equity Incentive Plan. Mr. Scoggin is also entitled to receive certain benefits, including but not limited to, insurance, participation in the Company's deferred compensation plan and retirement plan, and stock option and equity incentive plans, use of a Company car or a car allowance, and payment of an annual country club membership fee. The Company may terminate the agreement at any time whether for "cause" or for "disability" (as defined in the agreement). Mr. Scoggin may terminate the agreement at any time if the Company is in breach of any of its obligations to him under the agreement; if he is not re-elected to serve as both Chairman and Chief Executive Officer or is removed from any of such positions, in each case other than for cause; if the Company assigns him duties which are inconsistent with his position or if the Company requires him to relocate more than 50 miles away from the current corporate office. In the event Mr. Scoggin's employment is terminated by him pursuant to the terms of the agreement or by the Company (other than for "cause", death or "disability"), Mr. Scoggin will be entitled to receive a lump sum payment equal to 2.99 times his highest annual base salary at any time in effect. In the event Mr. Scoggin's employment terminates because of death, disability or expiration of his agreement without renewal, he will receive his base salary through the end of the calendar month of such termination or non renewal. For fiscal year 1996 and future years under the agreement, Mr. Scoggin shall be entitled to a bonus comprised of two components based on audited figures. The first component of the bonus ranges from 0% to 80% of Mr. Scoggin's base salary for the preceding fiscal year and is based on earnings before interest and taxes, excluding any profit or loss from the sale of restaurants or non-recurring items ("EBIT") as part of the budget process of the Company. The second component of the bonus ranges from 0% to 20% of Mr. Scoggin's base salary for the preceding fiscal year and is based on a range of cash flow as part of the budget process of the Company. In the event Mr. Scoggin's employment terminates because of death, disability, terminated without cause, or by expiration of his agreement without renewal, he will receive his bonus pro-rated based upon the number of days during the fiscal year he was employed. If his employment is terminated for cause or Mr. Scoggin resigns, he shall not receive any bonus for that year.

      SEVERANCE AGREEMENTS. The Company currently has severance agreements (the "Severance Agreements") with Daniel R. Scoggin, Chairman, Chief Executive Officer and President, Michael R. Jorgensen, Senior Vice President and Chief Financial Officer, William C. Schoener, Senior Vice President, and Robin L. Moroz, Vice President and General Counsel. The Severance Agreements provide benefits in the event of a "change in control" of the Company as defined therein.

      Mr. Scoggin's Severance Agreement is contained within his Employment Agreement, as amended, and provides that he will receive a lump sum payment in the event that within 24 months after a change of control (i) Mr. Scoggin terminates employment with the Company for Good Reason (as defined in the Severance Agreement) within 90 days after the event which constitutes Good Reason or (ii) Mr. Scoggin's employment with the Company is terminated by the Company for any reason other than "cause", death or "disability" (such quoted words as defined in his Employment Agreement). The lump sum payment will be equal to 2.99 times Mr. Scoggin's highest annual base salary at any time in effect and the Company shall pay any bonus due Mr. Scoggin in accordance with his Employment Agreement. In addition, for a period of two years after the termination date resulting from a change of control, Mr. Scoggin will be entitled to the benefit of all employee welfare benefit plans and arrangements in which he is entitled to participate immediately prior to the change of control (including, without limitation, medical and dental insurance plans, disability and life insurance plans, and car allowance programs).

      The Severance Agreements for Messrs. Jorgensen, Schoener and Ms. Moroz provide that each will receive a bonus (a "Bonus Payment") within five days after the expiration of a period of 120 days after a change of control of the Company has occurred (the "Stay Period"), if (i) during the Stay Period his/her employment is terminated by the Company for any reason other than cause or (ii) he/she does not voluntarily terminate his/her employment during the Stay Period other than for Good Reason (as defined in the Severance Agreements). The Bonus Payment will be equal to one-half of the employee's highest annual base salary at any time on or after the date of the Severance Agreement. The Severance Agreement for each of Messrs. Jorgensen, Schoener and Ms. Moroz also provides that such employee will receive an additional payment (each a "Severance Payment"), if (i) within 24 months after a change in control of the Company, the employee terminates his/her employment with the Company for Good Reason within 90 days after the event which constitutes Good Reason or (ii) within such 24-month period, the Company terminates his/her employment for any reason other than cause. The Severance Payment will be equal to two times the sum of (i) the employee's highest annual base salary at any time on or after the date of the Severance Agreement and (ii) the employee's highest targeted bonus under the Company's incentive bonus plan at any time on or after the date of the Severance Agreement. In August 1995, Mr. Jorgensen's Severance Agreement was amended to also include one additional year of the employee's highest annual base salary at any time in effect, if he uses best efforts to cooperate and assist with any transition resulting from a change of control. In addition, each of Messrs. Jorgensen, Schoener and Ms. Moroz will be entitled for a period of 24 months after the date of termination of employment to the benefit of all employee welfare benefit plans and arrangements in which he/she is entitled to participate immediately prior to the change of control (including, without limitation, medical and dental insurance plans, disability and life insurance plans, and car allowance programs).

      Each Severance Agreement provides that all outstanding Company Options (as defined below) shall vest immediately upon a change of control.

      SEPARATION AGREEMENT. The Company has entered into a Separation Agreement (the "Separation Agreement") with Michael P. O'Donnell dated as of April 3, 1995 pursuant to which Mr. O'Donnell resigned as Chairman, a member of the Board of Directors, President and Chief Executive Officer of the Company as of March 31, 1995 (the "Separation Date"). In consideration thereof, among other things, the Company agreed to pay Mr. O'Donnell (i) a lump sum payment of $550,000, representing an amount equal to two years of base salary; (ii) salary through April 14, 1995; (iii) any compensation creditable to Mr. O'Donnell pursuant to the Company's deferred compensation plan; and (iv) all accrued vacation pay. Pursuant to the Separation Agreement, the Company also agreed to provide Mr. O'Donnell until March 31, 1997 with life, disability, accident, dental, health and other benefits, substantially similar to those which he was receiving as of the Separation Date and for a period of six months following the Separation Date, together with the car allowance program.

      In addition, the Separation Agreement provided that in exchange for the cancellation of all vested stock options held by Mr. O'Donnell, the Company would pay to Mr. O'Donnell an amount equal to $130,280 representing the difference between $5.50 per share (the closing price of the Company's Common Stock on the Separation Date) and the applicable exercise price of Mr. O'Donnell's vested options and delivered to Mr. O'Donnell 30,000 shares of common stock of the Company free of restrictions pursuant to a certain restricted stock agreement effective February 2, 1993.

      In exchange, Mr. O'Donnell agreed that (i) his employment agreement dated June 10, 1991, as amended, with the Company and the change of control severance agreement dated July 26, 1994 were terminated; (ii) he will keep certain Company information confidential; and (iii) he will not directly or to indirectly solicit or induce any employee of the Company to leave the employ of the Company for any reason. For further information relating to the separation agreement, See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- Chief Executive Officer, Compensation and Changes".

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

      The following table provides information on options granted to the named executive officers during fiscal 1995. No stock appreciation rights were granted in fiscal 1995.

                                                                                         Potential Realizable Value
                                                                                         at Assumed Rates of Stock
                                                                                            Price Appreciation
                          # of Shares      % of  Total        Exercise                        for Option Term
                           Underlying    Options Granted   or Base Price    Expiration        ---------------
Name                    Options Granted    to Employees      Per Share         Date          5%($)       10% ($)
----                    ---------------    ------------      ---------         ----        --------    ----------
Daniel R. Scoggin          175,000(1)          100%            $4.00         7/20/05       $440,300    $1,115,625
                             1,000             (2)             $5.50         3/30/00       $  7,020    $    8,858

------------------
(1) The per share option exercise price for the grant is the fair market value of the Common Stock on the date of grant. All options are exercisable in equal installments over a three year period and have a ten year term.

(2) Amount represents options received by Mr. Scoggin for service on the Board of Directors, prior to being named Chairman of the Board, President and Chief Executive Officer. Options were granted at the fair market value at the time of grant, vest immediately and have a five-year term.

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

      The following table shows certain information as of October 1, 1995 concerning unexercised stock options held by the named executive officers that were granted under the Company's 1989 Stock Option Plan and 1992 Equity Incentive Plan. The Company has not granted any SARs. No options were granted to the named executive officers in fiscal 1995, other than to Daniel R. Scoggin (See --"Options/SAR Grants In Last Fiscal Year"), and none of the named executive officers exercised any stock options during fiscal 1995.

                                      Number of
                                      Securities Underlying          Value of
                                      Unexercised                    Unexercised
                                      Options at                     in-the-Money Options at
                                      FY-end (#)                     FY-end ($)
                                      ---------------------          -----------------------
                                      Exercisable/                   Exercisable/
                 Name                 Unexercisable                  Unexercisable (1)
                 ----                 -------------                  -----------------
         Daniel R. Scoggin             5,000/175,000                         0/0

         Michael R. Jorgensen         45,000/  2,500                         0/0

         William C. Schoener          54,895/ 13,240                     1,553/0

------------------
(1) Valuation is based on the fair market value of the Company's common stock on October 1, 1995 (the last day of the 1995 fiscal year) which was $3.6875 per share based upon the last reported sale price for a share on the NASDAQ National Market System on September 29, 1995.

                           DEFINED BENEFIT PLAN TABLE

         The following is a pension plan table showing estimated annual benefits (exclusive of reductions of Social Security benefits) payable upon normal retirement to persons in specified compensation and years of service classifications under the Company's unfunded, non-qualified retirement plan (the "Retirement Plan"), based on Final Average Salary for various years of service, assuming the employee would retire at age 65 in 1995. Officers of the Company who hold the title of President, Senior Vice President, Vice President or General Counsel are entitled to participate in the Retirement Plan. The Company pays the full cost of the Plan.

             Final                         Years of Service
            Average         ----------------------------------------------
             Salary          10           15            20           25
           ---------        ------       ------       -------      -------
           $ 100,000        20,000       20,000        35,000       50,000
             120,000        24,000       24,000        42,000       60,000
             140,000        28,000       28,000        49,000       70,000
             160,000        32,000       32,000        56,000       80,000

             200,000        40,000       40,000        70,000      100,000
             250,000        50,000       50,000        87,500      125,000
             300,000        60,000       60,000       105,000      150,000
             350,000        70,000       70,000       122,500      175,000
             400,000        80,000       80,000       140,000      200,000
             450,000        90,000       90,000       157,500      225,000

         The compensation covered by the Retirement Plan is the base salary of individual participants as shown in the Summary Compensation Table. Final Average Salary is the highest five-year average of consecutive years' Salary (from the Summary Compensation Table) over an employee's career with the Company. Participants in the Retirement Plan are entitled to a monthly benefit upon retirement after attaining the age of 65 equal to 50% of final average compensation, reduced by 1/2 of 1% of final average compensation for each month (not in excess of 120 months) by which the participants's credited service with the Company is less than 300 months, less the amount of the participant's primary Social Security benefit. Early retirement benefits are also available for participants who are 55 and have completed 15 years of service equal to the participant's normal retirement benefit reduced for early commencement by 5/9 of 1% for each of the first 60 months plus 5/18 of 1% for each month in excess of 60 months by which the benefit commencement date precedes a participant's normal retirement date, and increased by 1/48 of 1% of the participant's final average compensation times months of projected credited service over 25 years, not to exceed 120 months, less the amount of the participant's primary social security benefit. Projected credited service indicates that period of time which commences on the participant's date of hire and ends on the participant's normal retirement date. Benefits are payable for the life of the retiree only, and would be reduced on an actuarial basis if survivor options were chosen. In addition, benefits are subject to a 100% deduction for Social Security amounts.

      The years of service at October 1, 1995, under the Plan for the named executive officers were as follows: Mr. Scoggin, 0 years, 3 months; Mr. Schoener, 22 years, 7 months; and Mr. Jorgensen, 2 years, 3 months.

                       COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         During fiscal 1995 each of the following directors served as a member of the Compensation Committee of the Board of Directors: Messrs. Meachin, Mistretta, Olson, Moss and Scoggin. Mr. Stanley J. Moss is a former director of the Company. None of these individuals has served as an officer or employee of the Company or any of its subsidiaries, except for Mr. Scoggin, who from April 1, 1995 through July 20, 1995 served as interim Chairman, President and Chief Executive Officer of the Company and is currently serving as Chairman, President and Chief Executive Officer. Mr. Scoggin served on the Compensation Committee until July 17, 1995 and did not participate in the approval of his Employment Agreement with the Company. Mr. Mistretta, who is an executive officer of U.S. Industries, Inc., is one of the directors of the Company designated by JUSI Holdings, Inc. pursuant to the terms of the 1991 Stockholder Agreement (hereinafter defined). See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors is comprised of three non-employee directors. The Committee is responsible for administering, reviewing and making recommendations to the Board of Directors with respect to executive compensation, which includes base salaries, annual incentives and long-term equity incentive plans as well as any executive benefits and/or perquisites. In addition, the Compensation Committee is responsible for the granting of awards and administration of the 1989 Stock Option Plan and the 1992 Equity Incentive Plan (collectively, the "Plans"). The Committee ensures that executive compensation is at a level such that the Company can attract, retain, motivate and reward its executives for contributing toward the Company's short- and long-term financial and non-financial goals, and places the most emphasis on long-term incentives. By emphasizing long-term incentive compensation, the Committee creates a link between the Company's executives and the shareholders' interests.

         On March 31, 1995, Mr. Michael P. O'Donnell resigned as Chairman, President and Chief Executive Officer of the Company. In July 1995, Mr. Daniel
R. Scoggin, formerly a member of the Board of Directors of the Company, was named Chairman, President and Chief Executive Officer. Specific discussion of the Compensation Committee's actions with respect to both these events is included in this report.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

         Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for annual compensation in excess of one million dollars earned by the Chief Executive Officer or any of the four highest compensated officers. The deduction limit does not apply, however, to performance-based compensation that satisfies certain requirements. Although no named executives in the Company have or are expected to earn annual compensation in excess of one million dollars, the Committee will continue to monitor and review the implication of Section 162(m) with respect to the Company's executive compensation policies.

BASE SALARIES

         The Compensation Committee believes that a substantial portion of the Chief Executive Officer's and all other executives' compensation should be tied to the performance of the Company and therefore at risk. This is accomplished by a compensation plan that includes a base salary, and increasing bonus opportunities through an annual incentive plan. Should the Company meet its financial goals, the executives combined base salary and bonus is intended to meet competitive market levels and if the Company exceeds those goals, total compensation will exceed competitive market levels.

         The Committee periodically reviews the base salary of the executives and makes pay increase recommendations to the Board of Directors in accordance with the above philosophy. These recommendations are predicated upon external market data, changes in the duties and responsibilities assigned to each position and/or each executive's individual performance. In making salary determinations, the Committee reviews various industry sources, including the current year's Chain Restaurant Compensation Association Survey of over 60 restaurant companies prepared by Towers Perrin, a compensation consultant. In addition, the Committee periodically retains the services of Towers Perrin to conduct various compensation studies on the Chief Executive Officer and other selected executive positions of the Company.

         None of the named executive officers other than Mr. Daniel R. Scoggin received a salary increase in fiscal 1995.

BONUS PLAN

         The Company had in effect in fiscal 1995, the 1995 Corporate Employee Incentive Plan (the "Incentive Plan") under which the Company's Chief Executive Officer, executive officers and all other full-time corporate employees were eligible to receive cash bonuses based upon the Company's earnings per share for the period from October 3, 1994 through October 1, 1995.

         The objective of the Incentive Plan was to ensure the Company met or exceeded the Board of Director's expected earnings growth rate by motivating and rewarding the Incentive Plan participants for achieving or exceeding these expectations. Using 1992 as a base year ( $.42 earnings per share), a targeted earnings per share growth rate of 15% per year or for fiscal 1995 $.64 per share was established as the level at which 50% of a participant's maximum bonus would be paid out; at an earnings per share growth rate of 25% or $.82 per share, 100% of the maximum bonus would be paid out to the Incentive Plan participants. For performance between these points, awards are determined by interpolation. If performance is above 25%, the maximum bonus potential cannot be exceeded. For performance below 15%, the bonus opportunity is correspondingly reduced. No award is paid when earnings per share is at or below the prior year's targeted earnings per share goal.

         The maximum amount of any bonus opportunity under the Incentive Plan varies from 10% to 100% of a participant's annualized base salary. The Chief Executive Officer's maximum bonus potential is 100% of his annualized base salary.

         The Company lost $.51 per share in fiscal 1995 and therefore did not pay the Chief Executive Officer or any of the other Incentive Plan participants a bonus.

STOCK OPTION AND EQUITY INCENTIVE PLANS

         The Company has in effect two Plans, the 1989 Stock Option Plan and the 1992 Equity Incentive Plan (the "Plans"), which authorize the Compensation Committee to grant: options to purchase shares of Common Stock including both Incentive Stock Options and Non-Qualified Stock Options. The 1992 Equity Incentive Plan also makes available stock appreciation rights, performance stock units and restricted stock to qualified officers and key employees of the Company.

         The purpose of these Plans is to enable the Company to attract, retain and motivate its executives and other key employees and to enable them to participate in the long-term growth of the Company by providing for or increasing their proprietary interests in the Company and to help the Company achieve its long-range goals by aligning the interests of the Company's executives and the other key employees with its shareholders.

         The Compensation Committee determines the individuals who participate in the Plans, the price and terms upon which awards shall be made including the number of shares or units subject to each award, all subject to the terms and conditions of the Plans.

         No stock options were awarded to the other named executive officers below the Chief Executive Officer.

CHIEF EXECUTIVE OFFICER, COMPENSATION AND CHANGES

         Effective March 31, 1995, Mr. Michael P. O'Donnell's employment as Chairman of the Board of Directors, President and Chief Executive Officer was concluded under a Separation Agreement executed on April 3, 1995. Upon his resignation from the Company, Mr. O'Donnell received a cash payment of $714,349 in accordance with the provisions of the Separation Agreement, which included $550,000 representing two years of salary at current levels, $10,577 for unused vacation pay, $22,917 represented accrued salary through April, $130,280 representing the in-the-money value of Mr. O'Donnell's 110,852 vested stock options, and $575 representing a portion of April's car allowance. In addition, and again under the terms of the Agreement, the remaining 10,000 unvested shares resulting from a February 1993 grant of 30,000 restricted shares became vested upon Mr. O'Donnell's resignation. Originally, the remaining 10,000 shares were due to vest in February 1996. The Compensation Committee took these actions as they were generally consistent with the Employment Agreement with Mr. O'Donnell and in the interests of the Company to protect its economic interests by precluding Mr. O'Donnell's employment with a geographic competitor.

         Mr. Scoggin, who previously held a position on the Board of Directors with the Company, and served as interim Chairman, President and Chief Executive Officer from April 1, 1995 through July 20, 1995, became Chairman, President and Chief Executive Officer of the Company as of July 21, 1995, at an annual salary of $350,000. In addition, Mr. Scoggin is entitled to participate in the Corporate Employee Incentive Plan (described above) as well as participation in the Stock Option and Equity Incentive Plans. The Compensation Committee approved a base salary for Mr. Scoggin of $350,000 per year and a grant of 175,000 shares of stock at $4.00 (the then fair market value). These options vest over a three year term. In addition, Mr. Scoggin is provided with a contract for a term of three years covering terms and conditions of employment, including the benefit for termination without cause or in the event of a change of control equal to
2.99 times annual compensation as defined by the contract.

         It was the Committee's combined judgment that this compensation package was appropriate and necessary to attract an executive of Mr. Scoggin's caliber in a timely and efficient manner. The base salary level is intended to reflect the Board's estimate of a salary level Mr. Scoggin would receive from other organizations. Likewise, the grant of stock options is intended to provide Mr. Scoggin with a significant and immediate link with shareholders on a long-term basis.

OTHER COMPENSATION

         The Company provides certain other benefits such as health, dental and long-term disability insurance to the Chief Executive Officer and other executive officers that are generally available to Company employees. The Chief Executive Officer along with the other key management employees who earn more than $66,000 participate in the Company's non-qualified deferred compensation plan, however the Chief Executive Officer did not participate in the Plan in fiscal 1995. In addition, executive officers of the Company are eligible to receive an automobile allowance or Company leased automobile. For the fiscal year ended October 1, 1995, the amount of additional benefits to each of the named executive officers of the Company did not exceed 10% of the total annual salary and bonus for each named executive officer.

                                         Respectfully submitted,


                                         David J.P. Meachin, Chairman

                                         John A. Mistretta

                                         James R. Olson

                         GROUND ROUND RESTAURANTS, INC.
                    COMPARISON OF CUMULATIVE TOTAL RETURN VS.
                S&P 500 AND VALUE LINE RESTAURANT INDUSTRY GROUP


                                 (INSERT GRAPH)


       The graph assumes that $100 was invested on December 31, 1989 in Common Stock of the Company, the S&P 500 and the Value Line Restaurant Group. Total return assumes quarterly reinvestment of dividends and includes reinvestment of the cash equivalent of the special dividend made by the Company to all of its stockholders of record on September 11, 1991, of one share of MariFarms, Inc. for each share of Common Stock of the Company.

                                        Base         12/31/90    9/30/91   9/28/92     10/4/93     10/3/94
                                        Period          to         to        to          to          to
       Company/Index                    12/31/90     9/30/91     9/28/92   10/4/93     10/3/94     10/2/95
       -------------                    --------     --------    -------   -------     -------     -------
Ground Round Restaurants, Inc. ...                   290.91       322.53    354.14      423.70      177.07
Peer Group .......................                   126.39       155.85    187.35      183.51      236.34
S&P 500 ..........................                   120.38       133.97    152.62      156.90      202.73

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       ASSIGNMENT OF THE 1991 STOCKHOLDER AGREEMENT WITH HM HOLDINGS. Pursuant to the terms of an Agreement dated June 5, 1995, between HM Holdings, Inc., a Delaware corporation ("HM Holdings") and JUSI Holdings, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of U.S. Industries, Inc. ("JUSI"), HM Holdings assigned and JUSI assumed all of HM Holdings' rights and obligations under a stockholder agreement, dated as of August 1, 1991 between HM Holdings and the Company (the "1991 Stockholder Agreement"). As assignee of HM Holdings, JUSI obtained certain rights but is subject to certain restrictions under the 1991 Stockholder Agreement with respect to the ownership of shares of Common Stock of the Company.

       1991 STOCKHOLDER AGREEMENT. The 1991 Stockholder Agreement provides for certain rights and restrictions with respect to JUSI's ownership of the Common Stock of the Company. In the 1991 Agreement, the Company agreed that, upon JUSI's request, the Company will use its best efforts to nominate and cause to be elected to the Company's Board of Directors two persons designated by JUSI as long as JUSI and its corporate affiliates beneficially own 20% or more of the outstanding shares of Common Stock, and one person designated by JUSI as long as JUSI and its corporate affiliates beneficially own less than 20% but more than 10% of the outstanding shares of Common Stock. Messrs. Mistretta and Guntner are the current nominees of JUSI serving on the Board of Directors. JUSI has the right to propose for election and/or to solicit proxies in favor of the election of any number of directors of the Company, but has advised the Company that it has no present intention to seek to have additional designees elected to the Board.

       In the 1991 Stockholder Agreement, JUSI agreed that neither JUSI nor any of its corporate affiliates will acquire, directly or indirectly, such number of additional shares of Common Stock as would result in JUSI and such affiliates beneficially owning 50% or more of the outstanding shares of Common Stock unless, in such acquisition, JUSI and/or such affiliates offer to acquire all outstanding shares of Common Stock not held by them upon substantially the same terms and conditions. In addition, JUSI has agreed that, except in certain limited circumstances, if JUSI or its affiliates own 20% or more of the outstanding shares of Common Stock, so long as JUSI or any such affiliates seek to sell or otherwise dispose of all or substantially all of the shares of Common Stock owned by it to a third party, except as may be otherwise approved by a majority of the members of the Board of Directors not designated by JUSI, JUSI or such affiliate will use its best efforts to cause such third party to offer to purchase all other outstanding shares of Common Stock upon substantially the same terms and conditions. JUSI also agreed that, if such third party fails to make such offer, JUSI or such affiliate will not so sell or otherwise dispose of such shares unless such third party agrees to be subject to the same limitation on its ability to sell and to the requirements applicable to JUSI with respect to the acquisition of 50% or more of the outstanding shares of the Common Stock.

       In addition, in the 1991 Stockholder Agreement the Company agreed that, if at any time when JUSI or its affiliates own 25% or more of the outstanding shares of Common Stock, the Company shall propose to sell any shares of Common Stock or any warrants or rights therefor or securities convertible into or exchangeable therefor, to any person or entity other than JUSI or its affiliates, it shall give JUSI the opportunity to purchase such number of shares or other securities as will permit JUSI and its corporate affiliates to retain their percentage of the Company's voting power.

       The Company also agreed that, so long as JUSI owns 5% or more of the outstanding shares of Common Stock, upon JUSI's request, the Company will cause up to four registration statements to be filed with the Commission in order to permit JUSI or a corporate affiliate to sell all or a portion of its shares of Common Stock. In addition the Company agreed, if requested, to include some or all shares of Common Stock owned by JUSI or an affiliate in any registration statement it otherwise files (other than registration statements relating to employee stock options). The Company and JUSI also agreed to indemnify each other for certain liabilities that may arise in connection with any such registration statements.

       It is an event of default under the Company's principal credit facility if JUSI does not beneficially own at least 25% of the Company's outstanding Common Stock or the Company's Board of Directors does not include two designees of JUSI, but if the Company were to raise $10 million of additional common equity capital after October 1993, the 25% ownership requirement would be reduced to 0% and no JUSI nominees would be required. JUSI has agreed that, as long as the principal credit facility is outstanding, it will not take any action to cause its beneficial ownership to fall below such percentage and has agreed to nominate two individuals for election as directors of the Company. The Company does not have an agreement with JUSI or its affiliates requiring them to provide financial support in connection with the principal credit facility.

       1991 REGISTRATION RIGHTS AGREEMENT WITH GSB HOLDINGS. GSB Holdings and the Company are parties to a Registration Rights Agreement, dated as of August 20, 1991, which allows GSB Holdings certain registration rights with respect to the shares of Common Stock owned by it. The Company agreed, if requested, to include no less than 50,000 shares of Common Stock owned by GSB Holdings in any registration statement it otherwise files (other than registration statements relating to employee stock options). GSB Holdings agreed to observe the same lock-ups with regard to the sale of the shares of Common Stock owned by it as the Company agrees to, if any, in connection with such registration statement if so requested by the managing underwriter. The Company and GSB Holdings also agreed to indemnify each other for certain liabilities that may arise in connection with any such registration statement.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

       The following table sets forth to the knowledge of the Company certain information as of December 12, 1995 with respect to (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock; (ii) each director and nominee for director of the Company, (iii) each of the named executive officers of the Company, and (iv) all executive officers and directors as a group. This information has been furnished by the persons listed in the table. Unless otherwise indicated, each person holds sole voting and investment power with respect to shares shown opposite their name.

   Name and Address of                  Amount and Nature of           Percent
    Beneficial Owner                  Beneficial Ownership(1)         of Class
   -------------------                -----------------------         --------
U.S. Industries, Inc.                    3,680,000 (2)(3)               32.36
101 Wood Avenue South
Iselin, NJ  08830

GSB Holdings, Inc.                         640,000 (2)(4)                5.63
One Bethany Road at Rt. 35
Building 6, Suite 94
Hazlet, NJ  07730

Dimensional Fund Advisors Inc.             578,200 (5)                   5.08
1299 Ocean Avenue
Santa Monica, CA  90401

Daniel R. Scoggin                            5,000                       *

John A. Mistretta                                0 (2)                   *

Christian R. Guntner                             0 (2)                   *

Joseph Schollenberger                        2,000 (2)(6)                *

James R. Olson                               2,000                       *

Fred H. Beaumont, Jr.                            0                       *

Allan D. Weingarten                              0                       *

J. Eric Hanson                             111,734                       *

David J. P. Meachin                          6,000                       *

Michael R. Jorgensen                        45,000                       *

William C. Schoener                         63,265                       *

Peter J. Beaudrault                              0                       *

Michael P. O'Donnell                        40,000                       *

All Executive officers and directors
as a group (16 persons)                    301,421                       2.65%

------------------
*  Less than 1%.

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days upon the exercise of an option are treated as outstanding for purposes of determining beneficial ownership and the percent beneficially owned by such person.

(2) JUSI Holdings, Inc. ("JUSI"), which is the record holder of 3,680,000 shares of Company Common Stock is engaged principally in the business of holding investments and is an indirect, wholly-owned subsidiary of U.S. Industries, Inc. ("USI"). GSB Holdings, Inc. ("GSB Holdings"), which is the record holder of 640,000 shares of Company Common Stock, is engaged principally in the business of holding investments and is a wholly-owned subsidiary of Great South Beach Improvement Co. ("GSB Improvement"), a corporation principally engaged in real estate development. David H. Clarke, who is the Chairman of the Board and Chief Executive Officer of USI, is a director and officer of GSB Holdings and a director, officer and controlling shareholder of GSB Holdings' parent corporation, GSB Improvement. On August 25, 1995, JUSI and GSB Holdings entered into an agreement (the "Shareholder Agreement") pursuant to which GSB Holdings agreed that (i) GSB Holdings shall vote all shares of Common Stock beneficially owned by it in the same manner as JUSI shall vote with respect to such matter, as JUSI shall specify after consultation by JUSI with GSB Holdings, and (ii) GSB Holdings shall not sell, transfer or otherwise dispose of any shares of Common Stock to an unaffiliated third party except in the following circumstance: if JUSI enters into an agreement with an unaffiliated third party (a "Third Party") to sell, transfer or otherwise dispose of any shares of Common Stock, then at the direction of JUSI, GSB Holdings shall enter into an agreement with the Third Party on the same terms and conditions to sell the same percentage of the total number of shares of Common Stock owned by GSB Holdings as the percentage of shares of Common Stock owned by JUSI to be sold to the Third Party. In addition, in the Shareholder Agreement, JUSI agreed, among other things, that it shall not sell, transfer or otherwise dispose of any shares of Common Stock to a Third Party unless it shall have arranged for GSB Holdings to sell the same percentage of its shares of Common Stock to the Third Party on the same terms and conditions. By virtue of the agreements set forth in the Shareholder Agreement, JUSI may be deemed to have shared power to vote or to direct the vote and shared power to dispose or direct the disposition of, and accordingly may be deemed to beneficially own, all 640,000 shares of Common Stock beneficially owned by GSB Holdings.

      Pursuant to the 1991 Stockholder Agreement (the "1991 Stockholder Agreement"), JUSI has two nominees serving on the Company's Board of Directors, John A. Mistretta and Christian R. Guntner. For information concerning Mr. Mistretta and Mr. Guntner, see "ELECTION OF DIRECTORS". GSB Holdings is not entitled to nominate any directors of the Company. However, Mr. Schollenberger, who is a director and nominee for director, is a Vice President of GSB Holdings. To the Company's knowledge, other than as described above and under "EXECUTIVE COMPENSATION AND OTHER TRANSACTIONS" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS", neither JUSI nor GSB Holdings has any affiliation with the Company or its management.

(3) These shares are owned of record by JUSI Holdings, Inc. ("JUSI"), which is an indirect wholly-owned subsidiary of U.S. Industries, Inc. ("USI"). The address of JUSI and USI is 101 Wood Avenue South, Iselin, NJ 08830. These shares are subject to certain restrictions contained in the 1991 Stockholder Agreement by and between the Company and JUSI (as assignee from HM Holdings, Inc.). Pursuant to the 1991 Stockholder Agreement, JUSI has agreed that, as long as the Company's principal credit facility is outstanding, it will not take any action to cause its beneficial ownership to fall below 25% of the Company's outstanding Common Stock. Excludes 640,000 shares of Common Stock owned directly by GSB Holdings. Also excludes any other shares of Common Stock that may be beneficially owned by directors, executive officers and/or employees of USI and its subsidiaries, directly or through individual employee savings plan accounts. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

(4) Mr. Clarke is a director and officer of GSB Holdings and a director, officer and controlling shareholder of GSB Improvement and may, therefore, be deemed to own beneficially the shares of Common Stock owned by GSB Holdings. Excludes all shares beneficially owned by USI and any shares that may be beneficially owned by directors, executive officers and/or employees of USI and its subsidiaries, directly or through individual employee savings plan accounts, as to which Mr. Clarke and GSB Holdings and GSB Improvement disclaim beneficial ownership. Also excludes 2,000 shares of the Company Common Stock beneficially owned by Mr. Schollenberger, who is a Vice President of GSB Holdings, as to which beneficial ownership is disclaimed. See "ELECTION OF DIRECTORS".

(5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 578,200 shares of Company Common Stock as of September 30, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company (the "Fund"), or in series of the DFA Investment Trust Company, a Delaware business trust (the "Trust"), or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

                 Sole Voting Power        =     425,650 Shares*
                 Shared Voting Power      =     0
                 Sole Dispositive Power   =     578,200
                 Shared Dispositive Power =     0

      * Persons who are officers of Dimensional also serve as officers of the Fund and the Trust, each an open-end management investment company registered under the Investment Company Act of 1940. In their capacity as officers of the Fund and the Trust, these persons vote 84,650 additional shares which are owned by the Fund and 67,900 shares which are owned by the Trust (both included in Sole Dispositive Power above).

(6) Excludes 640,000 shares of Common Stock owned directly by GSB Holdings, as to which beneficial ownership is disclaimed.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Ernst & Young, certified public accountants, as independent auditors to audit the accounts of the Company for the current fiscal year. The Company has been advised that representatives of Ernst & Young, the Company's independent auditors for fiscal year ended October 1, 1995, are planning to attend the Special Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                        COMPLIANCE WITH SECTION 16(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership in respect of the Company's securities with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on the Company's review of the copies of such forms it has received and written representations of certain of its officers and directors, the Company believes that during fiscal year 1995 all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

                                  ANNUAL REPORT

         A copy of the Company's 1995 Annual Report on Form 10-K for the fiscal year ended October 1, 1995, including financial statements and the report of Ernst & Young thereon, accompanies this Proxy Statement. Any Shareholder who has not received a copy of the 1995 Annual Report to Shareholders and wishes to do so should contact the Company Secretary, by mail, at the address set forth on the notice of annual meeting or by telephone at (617) 380-3100.

         THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO EACH SHAREHOLDER AS OF THE RECORD DATE, ON THE WRITTEN REQUEST OF THE SHAREHOLDER, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED OCTOBER 1, 1995, INCLUDING THE FINANCIAL STATEMENTS, AS FILED WITH THE SEC. SHAREHOLDERS SHOULD DIRECT THE WRITTEN REQUEST TO THE COMPANY'S SECRETARY AT GROUND ROUND RESTAURANTS, INC., 35 BRAINTREE HILL OFFICE PARK, P.O. BOX 9078, BRAINTREE, MASSACHUSETTS 02184-9078.

                           PROPOSALS TO SHAREHOLDERS

         Proposals to Shareholders intended to be presented at the next annual meeting of shareholders must be received by the Company at its principal executive offices no later than November 9, 1996 for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the applicable requirements of the federal securities laws, including Rule 14a-8 of the Exchange Act.

                                  OTHER MATTERS

         Pursuant to a contract of insurance dated May 20, 1995 with Chubb Insurance Company, the Company maintains a $10,000,000 indemnification insurance policy covering all directors and officers of the Company and its subsidiaries. The annual premium for such insurance is $171,250. As of December 12, 1995, no payments have been made under this insurance contract.

         The Board of Directors knows of no business which will be presented for consideration at the Special Meeting other than that shown above.

         The cost of preparing, assembling and mailing this Proxy material will be borne by the Company. The Company may solicit Proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain Proxies. Such assistance may take the form of personal, telephonic or written solicitation or any combination thereof. All costs of solicitation will be borne by the Company. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares are beneficially owned by others, to send this proxy material to and obtain Proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.


                                     By order of the Board of Directors

                                         Robin L. Moroz, Secretary

December 20, 1995

                                                                      APPENDIX A

                          GROUND ROUND RESTAURANTS, INC


                              AMENDED AND RESTATED
                             1989 STOCK OPTION PLAN

SECTION 1.  PURPOSE

              The purpose of the 1989 Stock Option Plan (the "Plan") of Ground Round Restaurants, Inc. is to enable Ground Round Restaurants, Inc. and its subsidiaries to attract, retain and motivate their employees and to enable employees to participate in the long-term growth of the Company by providing for or increasing the proprietary interests of such persons in the Company, thereby assisting the Company to achieve its long-range goals.

SECTION 2.  DEFINITIONS

         As used in the Plan:

         "Act" means the Securities Exchange Act of 1934, as amended.

         "Award" means any Option, Stock Appreciation Right, Performance Stock Unit or Restricted Stock awarded under the Plan.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Board" means the Board of Directors of the Company.

         "Closing Price" means the closing price of a share of Common Stock on the American Stock Exchange or, if not listed on such exchange, on any other national exchange on which the Common Stock is listed or on NASDAQ.

         "Committee" means the Stock Option Committee of the Board or such other Committee of the Board performing similar functions, such as the Compensation Committee, which shall consist of two or more directors, each of whom shall be a "disinterested person" within the meaning of Rule 16b-3(c) under the Act, or any successor provision.

         "Company" means Ground Round Restaurants, Inc., and any present or future parent or subsidiary corporations (as defined in Section 424 of the Code) or any successor to such corporations.

         "Common Stock" or "Stock" means the Common Stock, $.16-2/3 par value, of the Company.

         "Fair Market Value" means, with respect to Common Stock or any other property, the fair market value as determined by the Committee in good faith or in the manner established by the Committee from time to time.

         "Incentive Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under the Plan which is intended to meet the requirements of Section 422 of the Code or any successor provision.

         "Non-Qualified Stock Option" means an option to purchase shares of Common Stock awarded to a Participant under the Plan which is not intended to be an Incentive Stock Option.

         "Option" means an Incentive Stock Option or a Non-Qualified Stock
Option.

         "Participant" means a person selected by the Committee to receive an Award under the Plan.

         "Performance Cycle" or "Cycle" means the period of time selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares has been earned.

         "Performance Stock Unit" means shares of Common Stock awarded to a Participant under Section 8.

         "Restricted Period" means the period of time selected by the Committee during which an award of Restricted Stock may be forfeited to the Company.

         "Restricted Stock" means shares of Common Stock awarded to a Participant under Section 9 which are subject to forfeiture.

         "Stock Appreciation Right" or "SAR" means a right awarded to a Participant under Section 7.

SECTION 3.  ADMINISTRATION

         (a) The Plan shall be administered by the Committee. Among other things, the Committee shall have authority, subject to the terms of the Plan, to grant Awards, to determine the individuals to whom and the time or times at which Awards may be granted and to determine the terms and conditions of any Award granted hereunder.

         (b) Subject to the provisions of Section 10(a), the Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Award, and to decide all disputes arising in connection with the Plan. The Committee's decisions and interpretations shall be final and binding. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

SECTION 4.  ELIGIBILITY

         All employees of the Company, including any director who is an employee of the Company, shall be eligible to participate in the Plan.

SECTION 5.  STOCK AVAILABLE FOR AWARDS

         (a) Awards may be made under the Plan for up to 575,000 shares of Common Stock (less any shares that are issued or issuable upon the exercise of options granted under the Ground Round Restaurants, Inc. 1982 Stock Option Plan or the Ground Round Restaurants, Inc. 1987 Stock Option Plan). If any Award in respect of shares of Common Stock (or any option granted under the Ground Round Restaurants, Inc. 1982 Stock Option Plan or the Ground Round Restaurants, Inc. 1987 Stock Option Plan) expires or is terminated before exercise or is forfeited for any reason, without a payment in the form of Stock being made to the Participant, the shares of Common Stock subject to such Award, to the extent of such expiration, termination or forfeiture, shall again be available for award under the Plan. Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

         (b) In the event that the Committee determines in its sole discretion that any stock dividend, extraordinary cash dividend, creation of a class of equity securities, recapitalization, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan to Participants, the Committee shall have the right to adjust equitably any or all of (i) the number and kind of shares of stock or securities in respect of which Awards may be made under the Plan to Participants, (ii) the number and kind of shares subject to outstanding Awards held by Participants, and (iii) the award, exercise or conversion price with respect to any of the foregoing held by Participants, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award held by a Participant, provided that the number of shares subject to any Award shall always be a whole number.

SECTION 6.  OPTIONS

         (a) Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Non-Qualified Stock Options and determine the number of shares to be covered by each Option, the option price therefor, the term of the Option, and the other conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Section 422 of the Code, or any successor provision, and any regulations thereunder. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted to the Committee under the Plan be so exercised, so as to disqualify the Plan or, without the consent of the optionee, any Incentive Stock Option granted under the Plan, under Section 422 of the Code.

         (b) The option price per share of Common Stock purchasable under an Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of award with respect to Incentive Stock Options and shall be the price determined by the Committee, which may be less than, equal to or greater than the Fair Market Value of the Common Stock on the date of award but in no event less than the par value of the Common Stock, with respect to Non-Qualified Stock Options. If the Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company and an Incentive Stock Option is granted to such Participant, the option price shall be not less than 110% of Fair Market Value of the Common Stock on the date of award.

         (c) No Option shall be exercisable more than ten years after the date the option is awarded. If a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company and an Incentive Stock Option is awarded to such Participant, such Option shall not be exercisable after the expiration of five years from the date of award.

         (d) No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or by certified or bank check or, to the extent permitted by the Committee at or after the award of the Option, by delivery of a note or shares of Common Stock owned by the Participant, including Restricted Stock, valued at their Fair Market Value on the date of delivery, or such other lawful consideration as the Committee may determine.

         (e) No Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Options shall be exercisable during the Participant's lifetime only by the Participant or the Participant's duly appointed guardian or personal representative. A Participant shall notify the Committee in the event that he or she disposes of Common Stock acquired upon exercise of an Incentive Stock Option within the two-year period following the date the Incentive Stock Option was granted or within the one-year period following the date he or she received Common Stock upon the exercise of an Incentive Stock Option.

         (f) The Committee may at any time accelerate the exercisability of all or any portion of any Option.

SECTION 7.  STOCK APPRECIATION RIGHTS

         (a) A Stock Appreciation Right ("SAR") is an Award entitling the Participant to receive an amount in cash or shares of Common Stock or a combination thereof having a value equal to (or if the Committee shall so determine at time of grant, less than) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant (or over the option exercise price, if the Stock Appreciation Right was granted in tandem with an Option) multiplied by the number of shares with respect to which the Stock Appreciation Right shall have been exercised.

         (b) Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option, and determine in its sole discretion the terms and conditions applicable thereto, including the form of payment. SARs granted in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. Subject to this Section 7(b) and to such rules as the Committee may, in its discretion and for any reason whatsoever, impose, an SAR granted in connection with an Option will be exercisable at such time or times, and only to the extent that a related Option is exercisable, and shall not be transferable except to the extent that such related Option may be transferable.

         (c) The Committee may impose such additional conditions or limitations on the exercise of an SAR as it may deem necessary or desirable to secure for Participants the benefits of Rule 16b-3 promulgated under Section 16(b) of the Act, or any successor provision in effect at the time of grant or exercise of an SAR.

         (d) An SAR related to an Option which can be exercised only during limited periods following a change in control of the Company may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during the thirty-day period immediately preceding the occurrence of the change in control in any transaction reported in the stock market in which the Common Stock is normally traded.

         (e) Notwithstanding that an Option at the time of exercise shall not be accompanied by a related Stock Appreciation Right, if the market price of the shares subject to such Option exceeds the exercise price of such Option at the time of its exercise, the Committee may, in its discretion, cancel such Option, in which event the Company shall pay to the person exercising such Option an amount equal to the difference between the Fair Market Value of the Common Stock to have been purchased pursuant to such exercise of such Option (determined on the date the Option is cancelled) and the aggregate consideration to have been paid by such person upon such exercise. Such payment shall be by check, bank draft or in Common Stock having a Fair Market Value (determined on the date the payment is to be made) equal to the amount of such payments or any combination thereof, as determined by the Committee. The Committee may exercise its discretion under the first sentence of this paragraph (e) only in the event of a written request of the person exercising the option, which request shall not be binding on the Committee.

SECTION 8.  PERFORMANCE STOCK UNITS

         (a) A Performance Stock Unit is an Award entitling the Participant to acquire shares of Common Stock upon the attainment of specified performance goals. Subject to the provisions of the Plan, the Committee may award Performance Stock Units and determine the performance goals applicable to each such Award, the number of such shares for each Performance Cycle, the duration of each Performance Cycle and all other limitations and conditions applicable to the awarded Performance Stock Units. There may be more than one Performance Cycle in existence at any one time, and the duration of performance cycles may differ from each other. The payment value of each Performance Stock Unit shall be equal to the Fair Market Value of one share of Common Stock on the date the Performance Stock Unit is earned or, in the discretion of the Committee, on the date the Committee determines that the Performance Stock Unit has been earned.

         (b) During any Performance Cycle, the Committee may adjust the performance goals for such Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

         (c) As soon as practicable after the end of a Performance Cycle, the Committee shall determine the number of Performance Stock Units which have been earned by the Participant on the basis of performance in relation to the established performance goals. The payment values of earned Performance Stock Units shall be distributed to the Participant as soon as practicable thereafter. The Committee shall determine, at or after the time of award, whether payment values will be settled in whole or in part in cash or other property, including Common Stock or Awards.

SECTION 9.  RESTRICTED STOCK

         (a) A Restricted Stock Award is an award entitling the Participant to acquire shares of Common Stock for a purchase price equal to or greater than their par value, subject to such conditions and restrictions, including, without limitation, a Company right during a specified period or periods to repurchase such shares at their original purchase price (or to require forfeiture of such shares) upon the Participant's termination of employment, as the Committee shall determine.

         (b) Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the purchase price (if any) therefor, the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

         (c) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and, unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant.

         (d) A Participant shall have all the rights of a shareholder with respect to the Restricted Stock including voting and dividend rights, subject to restrictions on transferability and Company repurchase or forfeiture rights described in this Section and subject to any other conditions, determined by the Committee and contained in the Award.

SECTION 10.  GENERAL PROVISIONS APPLICABLE TO AWARDS

         (a) Notwithstanding any other provision of the Plan, in order to qualify for the exemption provided by Rule 16b-3 under the Act, and any successor provision, (i) any Common Stock or other equity security offered under the Plan to the Participant subject to Section 16 of the Act (a "Section 16 Participant") may not be sold for six months after acquisition; any Common Stock or other equity security acquired by a Section 16 Participant upon exercise of an Option may not be sold for six months after the date of grant of the Option; and any SAR granted to a Section 16 Participant may not be exercised for six months after the date of grant; and (ii) any Option, SAR or other similar right related to an equity security issued under the Plan shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. The Committee shall have no authority to take any action if the authority to take such action, or the taking of such action, would disqualify the Plan from the exemption provided by Rule 16b-3 under the Act, and any successor provision.

         (b) Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles.

         (c) Each Award may be made alone, in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

         (d) The Committee shall determine whether Awards to Participants are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to deter all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on amounts denominated in Common Stock.

         (e) In the discretion of the Committee, any Award to a Participant under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

         (f) The Committee shall determine the effect on an award of the disability, death, retirement or other termination of employment of a Participant and the extent to which and the period during which, the Participant's legal representative, guardian or designated beneficiary may receive payment of an Award or exercise rights thereunder.

         (g) In order to preserve the rights of a Participant under an Award in the event of a change in control of the Company, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions with respect to any such change of control: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award, (ii) provide for the purchase of the Award upon the Participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable, (iii) adjust the terms of the Award in a manner determined by the Committee, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable and in the best interests of the Company.

         (h) The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid, in whole or in part, in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, provided, however, that with respect to any Participant subject to Section 16(a) of the Act, any such retention of Shares shall be made in compliance with any applicable requirements of Rule 16b-3(e) or any successor Rule under the Act. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

         (i) For purposes of the Plan, the following events shall not be deemed a termination of employment of a Participant:

                 (i) a transfer to the employment of the Company from a subsidiary or from the Company to a subsidiary, or from one subsidiary to another, or

                     (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participant's right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

         For purposes of the Plan, employees of a subsidiary of the Company shall be deemed to have terminated their employment on the date on which such subsidiary ceases to be a subsidiary of the Company.

         (j) The Committee may amend, modify or terminate any outstanding Award held by a Participant, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, converting an Incentive Stock Option to a Non-Qualified Stock Option, and modifying or waiving the restrictions with respect to any Restricted Stock, provided that the Participant's consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

SECTION 11.  MISCELLANEOUS

         (a) No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

         (b) Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements for its employees.

         (c) Subject to the provisions of the applicable Award, no Participant shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom shares of Common Stock are awarded shall be considered the holder of the Shares at the time of the Award except as otherwise provided in the applicable Award.

         (d) Subject to the approval of the shareholders of the Company, the Amended and Restated 1989 Stock Option Plan shall be effective on November 27, 1989.

         (e) The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement, including any requirements for exemptive relief under Section 16(b) of the Act, or any successor provision.

         (f) Awards may not be made under the Plan after November 26, 1999, but then outstanding Awards may extend beyond such date.

[     ]

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS.

1. Election of Directors        FOR all nominees        WITHHOLD AUTHORITY to vote              *EXCEPTIONS
                                listed below.     [X]   for all nominees listed below.  [X]                  [X]


Nominees: Daniel R. Scoggin, John A. Mistretta, Christian R. Guntner, Joseph Schollenberger, James R. Olson, Fred H. Beaumont, Jr., and Allan D. Weingarten (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions
           ---------------------------------------------------------------------

2. Approval of the Amended and Restated 1989 Stock Option Plan.

FOR   [X]             AGAINST   [X]            ABSTAIN   [X]                    Change of Address and
                                                                                or Comments Mark Here   [X]


                                                                NOTE: Please sign exactly as name or names appear
                                                                to the left. When signing as Attorney, Executor,
                                                                Trustee, Guarantor or Officer of a corporation,
                                                                please give title as such. For joint accounts, all
                                                                named holders should sign.

                                                                Dated:                                    ,  199
                                                                     -------------------------------------      -

                                                               -------------------------------------------------
                                                                                 Signature

                                                               -------------------------------------------------
                                                                         Signature (if held jointly)

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.


                         GROUND ROUND RESTAURANTS, INC.
SPECIAL MEETING IN LIEU OF THE ANNUAL MEETING OF SHAREHOLDERS--JANUARY 23, 1996
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned shareholder hereby appoints Michael R. Jorgensen and Robin L. Moroz, and each of them individually, the true and lawful proxies of the undersigned, with full power of substitution and re-substitution, to represent the undersigned and to vote all shares of common stock of GROUND ROUND RESTAURANTS, INC. (the "Company") that the undersigned is entitled to vote at the Special Meeting in Lieu of the Annual Meeting of Shareholders of the Company to be held on Tuesday, January 23, 1996 at 10:00 a.m., and at any and all postponements and adjournments thereof (the "Meeting"). as indicated on the reverse side.

        The shares represented by this proxy will be voted as directed herein, but if no direction is given, this proxy will be voted FOR the election of all of the nominees for Director listed on the reverse side and FOR approval of the Amended and Restated 1989 Stock Option Plan, all as more fully described in the accompanying Proxy Statement.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

(Continued and to be signed on the reverse side)

                                                GROUND ROUND RESTAURANTS, INC.
                                                P.O. BOX 11164
                                                NEW YORK, N.Y. 10203-0154